Press Release
Source: NEURO-HITECH PHARMACEUTICALS, INC.

NEURO-HITECH PHARMACEUTICALS, INC. SIGNS ALZHEIMER’S TRANSDERMAL DEVELOPMENT AGREEMENT WITH XEL

Transdermal Patch to Deliver Huperzine A in up to Weekly Doses

Completion of Oral Dose Phase II Study for Huperzine A Expected at Year-End

NEW YORK, NY, March 21, 2006 - Neuro-Hitech Pharmaceuticals, Inc. (OTC BB: NHPI), a drug development company engaged in the development and commercialization of Huperzine A (HupA) and its analogues for Alzheimer’s and other degenerative neurological disorders, today announced that it has signed a development agreement with Xel Herbaceuticals, Inc., a privately held company based in Salt Lake City, Utah, to develop a transdermal patch to treat Alzheimer’s Disease. The therapeutic agent is Huperzine A, a molecule currently undergoing US Phase II clinical testing as an orally administered treatment for Mild-to-Moderate Alzheimer’s Disease.

Reuben Seltzer, President and CEO of Neuro-Hitech, said, “We are very excited by this agreement, especially so because Xel has two world renowned scientist Dr. Dinesh Patel and Dr. Danyi Quan both pioneers in transdermal patch technology, both founders and driving forces behind Xel’s transdermal drug delivery program.”

He added, “A transdermal patch is the ideal way to deliver any Alzheimer’s treatment for several reasons. First, because of the nature of the disease, patients often forget to take their medication; a transdermal patch may provide the drug for up to a week meaning greater compliance. Second, because transdermal delivery is a more efficient way to deliver the drug, avoiding the gastrointestinal tract, more drug gets into the bloodstream meaning a smaller dose size is needed to treat the condition. Third, the patch approach enjoys the support of a large majority of health care professionals meaning there is no need to educate them on its benefits; they already know. One market study, done by Dr. William Helmreich of Byron Research showed almost 97% of physicians surveyed preferred transdermal patches to orally ingested medication for the treatment of patients with Alzheimer’s Disease and Mild Cognitive Impairment.”

Dinesh Patel, Chairman of the Board and founder of Xel and past founder of transdermal patch pioneer TheraTech currently a unit of Watson Pharmaceuticals (“WPI“) said, “Delivery of any Alzheimer’s treatment by way of a transdermal patch is clearly preferable to other methods of drug delivery. What makes Huperzine A especially promising is its low therapeutic dose and low molecular weight, which make it ideal for transdermal delivery. Some other agents require higher dosages and are large molecules making them inappropriate for transdermal delivery.”

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Dr. Paul Aisen of Georgetown University Medical Center, principal investigator and project director for the Phase II clinical trial, said, “As a physician, I am intrigued by Huperzine A as a treatment for Alzheimer’s Disease and other forms of dementia. The Phase I data that Neuro-Hitech has compiled suggest that it is very well tolerated by patients, and it appears to be extremely safe. The clinical studies performed in China to date show Huperzine A to be more effective than other cholinesterase inhibitors currently on the market. I think Huperzine A is a very promising treatment for Alzheimer’s sufferers, and I look forward to working with Neuro-Hitech in developing a transdermal patch.”

“Neuro-Hitech has compiled a great deal of clinical data from China, where Huperzine A has been used for years; in one Chinese study using the same clinical end points as an FDA-approved study for a leading Alzheimer’s treatment, the data showed Huperzine A to be significantly more efficacious than the other treatment currently on the US market.”

Neuro-Hitech has completed two US Phase I clinical studies on healthy elderly subjects for orally administered Huperzine A. The Phase I study results showed no medication doses missed because of adverse events related to treatment, no evidence of GI toxicity, and no adverse effect on vital signs, exams, labs, or ECG. In addition 30- and 90-day animal toxicity studies have been completed on Huperzine A in conjunction with the National Institute of Aging, a division of the National Institute of Health (“NIH”)

Neuro-Hitech expects to complete the current Phase II trials by the end of 2006 with data expected to be available in early 2007. If preliminary indications are confirmed that Huperzine A is better tolerated and more effective, the Company intends to embark on a Phase III study. The transdermal patch development will trail this, but as the current and future studies prove the value of the oral delivery, expectations are that the patch will reach the market after the oral dose.

Neuro-Hitech has concluded other strategic agreements in Huperzine A research. It has exclusively licensed a portfolio of patents for Huperzine A and its analogs from the Mayo Clinic. It has a clinical research agreement with Georgetown University Medical Center, the University of California at San Diego, and the Alzheimer’s Disease Cooperative Studygroup (ADCS). There are currently 24 sites that are participating in Neuro-Hitech’s Phase II clinical trials. Further, it has concluded a cooperative research and development agreement with Walter Reed Army Institute.

Worldwide research thus far suggests that, in addition to Alzheimer’s Disease, Huperzine A may be effective in treating other dementias and Myasthenia Gravis. Also, it has potential neuroprotective properties that may render it useful as a protection against neurotoxins, and it has an anti-oxidant effect.

Alzheimer’s Disease affects an estimated 4.5 million people in the US, and 25 million worldwide have been diagnosed with the disease. In addition, Mild Cognitive Impairment afflicts another 4 million Americans and an additional 20 million people worldwide.

For additional information regarding the financial terms of the development agreement, please refer to the Neuro-Hitech report on Form 8-K filed with the Securities and Exchange Commission on March 21, 2006.

About Neuro-Hitech Pharmaceuticals, Inc.
Neuro-Hitech Pharmaceuticals, Inc. is a drug development company engaged in the development and commercialization of Huperzine A (HupA) and its analogues for a variety of degenerative neurological disorders.
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This release contains forward-looking statements which involve known and unknown risks, delays, uncertainties and other factors not under the Company's control, which may cause actual results, performance or achievements of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include results of current or pending research and development activities, actions by the FDA and other regulatory authorities, and those factors detailed in the Company's filings with the Securities and Exchange Commission such as 10K, 10Q and 8K reports.

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Contact:
Neuro-Hitech Pharmaceuticals, Inc.
Reuben Seltzer, President & CEO
212-798-8100
or
For Neuro-Hitech Pharmaceuticals, Inc
Investor Relations:
Dianne Will, 518-398-6222
dwill@willstar.net
or
Porter, LeVay & Rose, Inc.
Linda Decker, VP - Investor Relations
Jeff Myhre, VP - Editorial
212-564-4700
Fax: 212-244-3075
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Source: Neuro-Hitech Pharmaceuticals, Inc.